Exhibit 35.1
CERTIFICATE OF COMPLIANCE
The undersigned hereby certifies that the undersigned is the duly elected and acting Senior Vice President, Chief Accounting Officer and Controller of DUKE ENERGY PROGRESS, LLC, as servicer (Servicer) under the Storm Recovery Property Servicing Agreement dated as of April 25, 2024 (Servicing Agreement) by and between the Servicer and DUKE ENERGY PROGRESS SC STORM FUNDING LLC, and further certifies that:
1.     A review of the activities of the Servicer and of its performance under the Servicing Agreement as of and for the year ended December 31, 2024, has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.
2.     To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement as of and for the year ended December 31, 2024.

Date:	March 28, 2025	DUKE ENERGY PROGRESS, LLC,
as Servicer

	By:	/s/ Cynthia S. Lee
Cynthia S. Lee
Senior Vice President, Chief Accounting Officer and Controller
and senior officer in charge of the servicing function of
DUKE ENERGY PROGRESS, LLC